Exhibit 99.2

STANDSTILL AGREEMENT

                This Standstill Agreement (“Agreement”) is made effective this     th day of June, 2008 (the “Effective Date”), between Bleu Ridge Consultants, Inc., a Colorado corporation (“Bleu Ridge”) and XELR8, Inc., a Colorado corporation f/k/a Vitacube Network, Inc. (“XELR8”) (Bleu Ridge and XELR8 may be referred to jointly “Parties” or individually as a “Party”).

RECITALS

                A.            Bleu Ridge and XELR8 entered into that certain Distributor Funding Agreement (“Distributor Funding Agreement”) dated on or about April 19, 2005, which amended the standard Distributor Agreement previously executed between the Parties (“Distributor Agreement,” the Distributor Funding Agreement and the Distributor Agreement may be referred to jointly as the “Distributor Relationship Agreements”), pursuant to which XELR8 agreed to grant Bleu Ridge a fully qualified distributor position above a certain distributor and provide Bleu Ridge with access to reports providing information relevant to the compensation payable, in consideration for Bleu Ridge’s funding of the distributorship of that XELR8 distributor.  XELR8 provided the reports contemplated by the Distributor Funding Agreement through an internet site (the “BackOffice Account”).

                B.            On May 27, 2008, Bleu Ridge filed a lawsuit against XELR8 in the District Court for the City and County of Denver, Colorado (the “Lawsuit”), alleging that XELR8 breached the Distributor Funding Agreement by failing to make payments to Bleu Ridge and denying Bleu Ridge access to the BackOffice Account.

                C.            The Parties have both expressed an interest in discussing the terms on which XELR8 may purchase Bleu Ridge’s Distributorship (a “Purchase”).  The Parties desire to enter into this Agreement to establish the terms for proceeding with discussions for a Purchase.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

1.             Restoration of Access to BackOffice Account.  XELR8 agrees that it will, upon the Effective Date, restore Bleu Ridge’s access to the BackOffice Account.  If Purchase discussions are terminated at any point, XELR8 shall have the right to immediately terminate Bleu Ridge’s access to the BackOffice Account.  If XELR8 disables Bleu Ridge’s access to the BackOffice Account in accordance with the preceding sentence, XELR8 agrees that it will provide to Bleu Ridge, on a monthly basis, reports providing all of the information that XELR8 provides to its distributors for a calculation of the payment of the compensation owed to each distributor.

2.             Meeting to Discuss Purchase.  The Parties agree that they will meet at a mutually convenient time, at the offices of XELR8 or another site mutually agreed upon, to discuss a Purchase (the “Purchase Meeting”).

3.             Payment to Bleu Ridge.

                a.             The Parties agree that the compensation owed to Bleu Ridge under the Distributor Funding Agreement for the month of April 2008 is $8,738.16 (the “April Payment”) and for the month of May 2008 is $9,298.87 (the “May Payment”).   XELR8 agrees that it will provide Bleu Ridge with a check at the Purchase Meeting for both the April Payment and the May Payment.

                b.             XELR8 agrees that, until the earlier of the date that a Settlement is reached or Settlement discussions are discontinued, XELR8 will continue to pay Bleu Ridge compensation, by check, pursuant to the Distributor Funding Agreement in accordance with the terms thereof (each such payment shall be referred to hereafter as a “Subsequent Payment”).  Bleu Ridge shall provide written notice of any perceived deficiency in any Subsequent  Payments within ten (10) days following receipt of such payment.

                c.             This Agreement, including without limitation paragraph 3(b), shall not be construed to limit or alter payments due, if any, under the Distributor Relationship Agreements with the exception that the attorney fee provision and the default interest provision contained herein shall be deemed to amend the Distributor Relationship Agreements and will survive the termination of this Agreement.  The Parties expressly reserve all other rights under and defenses to the Distributor Relationship Agreements.

4.             Extension of Time to File Answer.  The Lawsuit was filed on May 27, 2008, and service was waived by XELR8’s counsel on May 27, 2008.  Pursuant to Colorado Rule of Civil Procedure 12(a), XELR8’s answer must be filed no later than June 16, 2008.  So that the Parties may discuss the potential Purchase, Bleu Ridge agrees that it will not object to or oppose a motion by XELR8 to extend the time in which to file its answer in the Lawsuit to August 11, 2008.

5.             Attorneys’ Fees.  In the event that the Parties are not able to agree on the terms of a Purchase, the prevailing Party in the Lawsuit, and in any other lawsuit that may be filed between the Parties related to one or more of the Distributor Relationship Agreements, shall be entitled to recover, in addition to other costs, reasonable attorney fees in connection with the suit or action, and in any appeals.  The determination of who is the prevailing Party and the amount of reasonable attorney fees to be paid to the prevailing Party will be decided by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided.  In addition, in the event that the Parties are not able to agree to the terms of a Purchase, and the court in the Lawsuit (or in any other lawsuit filed between the Parties related to the Distributor Funding Agreement) determines that XELR8 has wrongly withheld amounts payable to Bleu Ridge under the Distributor Funding Agreement, Bleu Ridge will be entitled to recover, in addition to such amounts, interest on such amounts which shall be deemed to accrue at 1.5% per month from the date that such amounts were initially due to Bleu Ridge under the Distributor Funding Agreement.

6.             Continuing Effect.  This Agreement shall be binding on the Parties hereto, their successors, predecessors, heirs and assigns.

7.             No Admissions.  The claims asserted by Bleu Ridge in the Lawsuit are denied, disputed and contested, and nothing contained herein (including but not limited to XELR8’s agreement to restore Bleu Ridge’s access to the BackOffice Account and to make the April Payment, the May Payment and the Subsequent Payments as set forth herein) shall be construed as an admission or acknowledgement by XELR8 of any liability or fault of any kind, nor the validity or amount of any claim asserted in the Lawsuit.  No person interpreting this Agreement shall be able to infer that XELR8 has engaged in any conduct giving rise to liability.  XELR8 specifically reserves the right to assert all available defenses, counterclaims and/or other responses in the Lawsuit.

8.             Evidentiary Limitation.  Nothing contained in this Agreement shall be admissible into evidence for any purpose whatsoever, except as evidence of the lack of opposition to XELR8’s motion to extend the time in which to file its answer and any motion or application for attorney fees and default interest as contemplated herein.  The Parties agree that the discussions related to the Purchase will contain offers to compromise and will therefore be inadmissible as evidence pursuant to Colorado Rule of Evidence 408.

9.             Entire Agreement; Modification.  This Agreement shall be modified only by written agreement signed by the Parties.  This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement.  No agreements, understandings, restrictions, representations, or warranties exist between the Parties other than those in this Agreement or referred to or provided for in this Agreement.  No modification or amendment of any provision of this Agreement will be binding on any Party unless in writing and signed by all the Parties.

10.           Counterparts.  This Agreement may be executed in one or more counterparts, each counterpart to be considered an original portion of this Agreement, and all of which together shall constitute a single instrument.  A photocopy of this Agreement may be used in lieu of an original in any action or proceeding brought to enforce or construe this Agreement.

11.           Severance.  If any term or provision of this Agreement is held to be void or unenforceable, that term or provision will be severed from this Agreement, the balance of the Agreement will survive, and the balance of this Agreement will be reasonably construed to carry out the intent of the Parties as evidenced by the terms of this Agreement.

12.           Applicable Law.  This Agreement shall be construed under the laws of the State of Colorado.

13.           Further Effect. The Parties agree to execute other documents reasonably necessary to further effect and evidence the terms of this Agreement, as long as the terms and provisions of the other documents are fully consistent with the terms of this Agreement.

14.           Notices.  All notices required to be given by this Agreement will be in writing and will be effective when actually delivered or, if mailed, when deposited as certified mail, postage prepaid, directed to the addresses set forth below for each Party or to such other address as a Party may specify by notice given in conformance with these provisions to the other Parties:

If to Bleu Ridge:	Bleu Ridge Consultants, Inc.
5770 S. Beech Ct.
Greenwood Village, Colorado 80121
Attn: Timothy J. Brasel

with a copy to:	Hatch Jacobs, LLC
950 17th Street, Suite 1700
Denver, Colorado 80202
Attn: Amanda H. Halstead

If to XELR8:	XELR8, Inc.
480 S. Holly St., Suite 200
Denver, Colorado 80222
Attn: John D. Pougnet

with a copy to:	Robinson Waters & O’Dorisio, P.C.
1099 18th Street, Suite 2600
Denver, Colorado 80202
Attn: Bryan D. Biesterfeld

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the Effective Date, regardless of the date on which it was signed.

BLEU RIDGE:		XELR8:

BLEU RIDGE CONSULTANTS, INC.		XELR8, INC.

By:		By:
Name:	Timothy J. Brasel	Name:
Title:		Title: